DATED               1999



                           CROWN LEISURE SALES LIMITED

                                       and

                              IFT HOLDINGS LIMITED



                  AGREEMENT FOR THE SALE AND PURCHASE OF SHARES
                           IN INTER LOTTO (UK) LIMITED






                                  Chaffe Street
                                   Brook House
                               77 Fountain Street
                                   Manchester
                                     M2 2EE
                              Draft : 23 April 1999


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THIS AGREEMENT is made the         day of                        1999

BETWEEN:-
(1) CROWN LEISURE SALES LIMITED a company registered in England and Wales under number 02724379 whose registered office is at 139 Brookfield Place, Walton Summit Centre, Bamber Bridge, Preston PR5 8BF (hereinafter called "the Seller"); and
(2) IFT HOLDINGS LIMITED a company registered in England under number 3721699 whose registered office is at Brook House, 77 Fountain Street, Manchester M2 2EE (hereinafter called "the Buyer")

1. INTERPRETATION

In this Agreement and in the Schedules below where the context so admits the expression:

"associated company" means in respect of any body corporate, a body corporate which is its subsidiary or holding company or a company which is a subsidiary of that holding company and each such company;

"the Company" means Inter Lotto (UK) Limited a company registered in England under number 3036866 and incorporated on 2nd March 1995 as a private company limited by shares under the Companies Act 1985;

"the Loan Agreement" means a loan agreement between the Seller and the Company dated 29th April 1999 relating to the repayment by the Company to the Seller of a loan of (pound)400,000;

"Sale Shares" means the 3,793 Ordinary Shares of 1p each in the capital of the Company and the 6,207 Deferred Shares of 1p each in the capital of the Company in each case registered in the name of the Seller;

"Warranties" means the warranties and representations set out in the Schedule.

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2. SALE OF SHARES

(1) Subject to the terms of this Agreement the Seller shall sell with full title guarantee and the Buyer shall purchase free from all liens, charges, incumbrances and together with all benefits and rights now or hereafter attaching thereto the Sale Shares.

(2) The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3. CONSIDERATION

The total consideration for the Sale Shares shall be the sum of (pound)1 receipt of which the Seller hereby acknowledges.

4. COMPLETION

(1) Completion of the sale and purchase of the Sale Shares is conditional upon:-

         (A)    the execution of the Loan Agreement;
         (B) the execution of a Deed of Termination in a form and substance acceptable to the Seller between (1) the Seller, (2)-(7) The Right Hon. Lord Mancroft and others and (8) the Company, relating to the termination of a shareholders agreement between such parties; and
         (C) the written waiver of each of the shareholders of the Company of any pre-emption rights in respect of the Sale Shares.

(2) Subject to Clause 4(1) above completion of the sale and purchase of the Sale Shares shall take place on 29th April 1999 whereupon the Seller shall:

        (i) deliver to the Buyer duly executed transfers of the Sale Shares by the registered holders thereof in favour of the Buyer or its nominees together with the relative share certificates or an indemnity in respect of lost share certificates in the

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                agreed form;

        (ii) forthwith cause Paul Roden and Michael Gemson to retire from their respective offices as directors of the Company each delivering to the Buyer a letter in the agreed form executed as a deed made out in favour of the Company acknowledging that the person so retiring has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996.

5. WARRANTIES

(1) The Seller hereby warrants and represents to the Buyer in the terms of the Warranties and acknowledges and accepts that the Buyer is entering into this Agreement in reliance upon each of the Warranties.

(2) The aggregate liability of the Seller for all claims in respect of liability for breach of this Agreement shall be limited to(pound)400,000.

(3) The Seller will be under no liability in respect of any claim for breach of this Agreement, unless written particulars of this claim (giving reasonable details of the specific matter in respect of which such claim is made) shall have been given to the Seller within a period of two years from the date of this Agreement.

6. RESTRICTION OF SELLER

The Seller undertakes with the Buyer (as trustee for itself and the Company) and its successors in title that it will not and that it will procure that no associated company of the Seller shall for the period of one year after this Agreement either on its own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent,

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consultant, partner or otherwise) in carrying on any daily lottery or the management of any daily lottery in Great Britain (other than as a holder of less than 5 per cent of any class of shares or debentures listed on the London Stock Exchange or any other recognised stock exchange).

7. JURISDICTION

The validity performance and extent of this Agreement shall be construed in accordance with English law and the parties hereto submit to the non-exclusive jurisdiction of the English Courts.

IN WITNESS whereof these presents have been executed the day and year first above written.


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                                  THE SCHEDULE
                                 The Warranties

1. The Sale Shares comprise the whole of the Seller's legal and/or beneficial interest in the issued and allotted share capital of the Company. The Sale Shares are fully paid and are beneficially owned by the Seller free from any encumbrances.

2. The Seller does not have the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital in the Company under any option or other agreement (including conversion rights and rights of pre-emption).

3. The Seller has full power and authority to enter into and perform this Agreement, may execute and deliver this Agreement and perform its obligations under this Agreement and this Agreement constitutes valid and binding obligations on the Seller in accordance with its terms.


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EXECUTED AND DELIVERED as a Deed    )
by THE SELLER acting by:-           )

                            Director

                            Director/Secretary





EXECUTED AND DELIVERED as a Deed    )
by THE BUYER acting by:-            )

                             Director

                             Director/Secretary